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                                  EXHIBIT 6.36

        AMENDMENT TO STOCK OPTION GRANT AGREEMENT, DATED APRIL 15, 1997,
                 BY AND BETWEEN THE COMPANY AND BONNIE RICHARDS


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                                  AMENDMENT TO
                          STOCK OPTION GRANT AGREEMENT


             THIS AMENDMENT (the "Amendment") dated as of April 15, 1997, amends that certain Stock Option Grant Agreement (the "Option Agreement") between Sequester Holdings, Incorporated, a Nevada corporation ("Company"), and Bonnie
L. Richards ("Optionee"), dated as of March 26, 1997. Capitalized terms that are not otherwise defined herein have the same meanings ascribed to them in the Option Agreement.

             WHEREAS, pursuant to the Option Agreement, Company granted Optionee an Option to purchase 1,000,000 Shares at an exercise price of $0.53; and

             WHEREAS, Optionee has requested that such Option be reduced to 500,000 Shares in the best interest of the Company and in Optionee's best interest as a stockholder and senior officer thereof;

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

    1. Amendment of the Option Agreement. The number of Option Shares shall be 500,000.

    2. Release. Optionee hereby unconditionally and irrevocably releases, discharges, waives and renounces any and all rights, benefits, claims, actions and causes of action, counterclaims, third-party claims, offsets, demands, affirmative defenses, debts, controversies, contracts, promises, damages, costs, losses and expenses of every kind, character and description whatsoever, liquidated or unliquidated, known or unknown, whether matured or unmatured (collectively "Claims") arising under or relating to the number of Option Shares originally set forth in the Option Agreement. In connection with the foregoing release, Optionee waives and relinquishes all rights and benefits conferred by California Civil Code Section 1542, which provides that:

                      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

    3.       Effectiveness.  This Amendment is effective as of April 15, 1997.

    4. Integration. This Amendment shall supersede all other prior agreements, arrangements and understandings, whether oral or written, with respect to the subject matter hereof.


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    5.       Confirmation of Option Agreement. Except as expressly provided in this Amendment, the Option Agreement shall remain in full force and effect and is hereby ratified and confirmed.

             IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the effective date set forth above.

                                        "Company"

                                        SEQUESTER HOLDINGS, INCORPORATED



                                        By ____________________________________

                                        Title _________________________________



                                        "Optionee"


                                        _______________________________________
                                        Bonnie L. Richards



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